Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of NeuBase Therapeutics, Inc. on Form S-3 of our report dated December 23, 2020, with respect to our audits of the consolidated financial statements of NeuBase Therapeutics, Inc. as of September 30, 2020 and 2019 and for the years ended September 30, 2020 and 2019 appearing in the Annual Report on Form 10-K of NeuBase Therapeutics, Inc. for the year ended September 30, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

June 23, 2021